CONFIDENTIAL
                           ITOOL.com LICENSE AGREEMENT


This agreement, made as of the 20th day of December, 1999, (the "Effective Date") by and between iTOOL.com, a Delaware Corporation having its principal offices at 6900 East Camelback Road, Suite 750, Scottsdale, Arizona 85251 (hereafter called "iTOOL.com"), its successors, and assigns, and ecom ecom.com, Inc., a company having it principal offices at 3801 PGA Blvd. Suite 1001 Palm Beach Gardens, Florida 33410 (hereafter called "LICENSEE").

Recitals

A. iTOOL.com develops certain computer software programs which operate on computer equipment, consisting of the "Class A Programs" (which include proprietary application software, website creation tools, and other utilities) all of which iTOOL.com is willing to license to LICENSEE on a non-exclusive basis subject to the terms and conditions set forth herein. Proper operation and use of the Class A Programs is dependent upon certain items of third party software. Such third party software is referred to herein as the "Class B Programs."


B. LICENSEE intends to combine such computer programs with other equipment and/or software programs so as to create certain "LICENSEE Product(s)" and to market such LICENSEE Product(s) to End-Users (as defined below).

                                   Agreement

NOW, THEREFORE, in consideration of the premises hereof, and the mutual obligations herein made and undertaken, the parties hereto agree as follows:

1.  Definitions.

For the purposes of this Agreement, the definitions set forth in this Section shall apply to the respective capitalized terms:

1.1 "Class A Programs." The Object Code form of the Programs identified as Class A Programs on the attached Exhibit B (System Class A and Class B Programs), which constitute the basic website creation software and management system used on Computer Equipment. Class A Programs are to be provided to End-Users by LICENSEE in unmodified form.

1.2 "Class B Programs." The Object Code form of the Programs identified as Class B Programs on the attached Exhibit B (System Class A and Class B Programs), which consist of software and other programs that iTOOL.com licenses from third parties for use with iTOOL.com's system.

1.3 "Computer Equipment." The minimum hardware required to operate the System (including all model conversions, elements, and accessories) that are listed in the attached Exhibit C (System Hardware Specifications).

1.4 "Derivative Work." A work based upon one or more preexisting works, such as a computer program, or any other form in which a work may be modified, recast, transformed, or adapted.
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1.5  "Documentation." Those on-line instructions, manuals, and diagrams pertaining to the Class A Programs furnished by iTOOL.com, as may be updated and revised from time-to-time by iTOOL.com.

1.6 "End-User." A prospective customer of LICENSEE to whom LICENSEE offers LICENSEE Products for use in the regular course of such customer's business.

1.7 "End-User License Agreement." The form of agreement to be entered into between LICENSEE and each End-User, which grants the End-User the right and license to use Class A and B Programs together with any additional programs provided by LICENSEE, as part of a LICENSEE Product. Each End-User License Agreement shall, among other things, prohibit the End-User from any copying of the Class A or B Programs, from any transfer of any Class A or B Programs to any third parties, and from any reverse compiling, reverse-assembly, or reverse-engineering of the Class A or B Programs from the Object Code in which they are distributed to End-Users. Each End-User License Agreement, which is attached as Exhibit D (End-User License Agreement and Acceptable Use Policy), shall also ensure that the End-User agrees to abide by iTOOL.com's Acceptable Use Policy which is also attached in Exhibit D, and/or any modifications to such Policy that iTOOL.com in its sole discretion may make available online from time-to-time.

1.8 "Enhancement(s)." Computer program modifications or additions, other than Maintenance Modifications, that may be integrated with the Programs or offered separately by iTOOL.com and that alter the functionality of the Program or add new functions thereto.

1.9 "Error." A defect in a Program that prevents it from functioning in substantial conformity with the Documentation.

1.10 "LICENSEE Products." As permitted in this Agreement, one or more combinations of Computer Equipment and Programs with other equipment and computer software independently developed or procured by LICENSEE, to be offered by LICENSEE, together with related services, to End-Users.

1.11 "Maintenance Modification(s)." Computer software changes to be integrated with the Programs to correct any Errors therein, but that do not alter the functionality of the Programs or add new functions thereto.

1.12  "MarketingTerritory." Worldwide.

1.13 "Object Code." Computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse compiling, or reverse-engineering.

1.14 "Programs." The computer software, consisting of the Object Code form of the Class A Programs and Class B Programs listed in the attached Exhibit B (System Class A and Class B Programs), including all Maintenance Modifications and Enhancements thereto.


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1.15  "Proprietary or Confidential Information." "Proprietary or Confidential
Information" shall mean, with respect to a party hereto, all information or material which is either (A) marked "Confidential," "Restricted," or "Proprietary Information" or other similar marking or (B) known by the parties to be considered confidential and proprietary. Proprietary or Confidential Information includes, but is not limited to, the System, Programs, Source Code, Object Code, and any trade secrets related thereto. In addition, each of the terms and conditions of this Agreement, including pricing and royalty information, shall constitute Proprietary or Confidential Information.
Neither party shall have any obligation with respect to Proprietary or Confidential Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party without reference to information derived from the other party; and (iv) subject to disclosure under court order or other lawful process.

1.16 "Source Code." Computer programs written in higher-level programming languages, sometimes accompanied by English language comments. Source Code is intelligible to trained programmers and may be translated to Object Code for operation on computer equipment through the process of compiling.

1.17 "System." The operation of the Class A Programs in combination with the Class B Programs to provide a Web site creation system. The System is described in more detail in the attached Exhibit A (ITOOL System).

1.18 "Third-Party License Agreements." Agreements with third party vendors for the right and license to use the "Class B Programs" (which include software and systems licensed by iTOOL.com from other third parties) in the System.

1.19 "Web Zone Server Cluster." The equipment configuration identified in Exhibit C (System Hardware Specifications).

2.  License Grant - Class A Programs.

2.1 Grant. Subject to the terms and conditions of this Agreement, iTOOL.com hereby grants to LICENSEE a nonexclusive, nontransferable license to use Class A Programs on LICENSEE's computer equipment, for use as part of LICENSEE Products, to End-Users who have duly executed an End-User License Agreement and Acceptable Use Policy in the Marketing Territory during the Term of this Agreement. LICENSEE may:

a) Use the Class A Programs only at the site identified in Exhibit F (Site). LICENSEE may change the location of the site (to another location within the continental United States) on thirty (30) days written notice to iTOOL.com;

b) Use the Class A Programs in connection with the Class B Programs for the purpose of forming the System;

c) Use the Class A Programs for marketing and demonstration purposes and for the training of End-Users;

d)  Make one copy of the Class A Programs for backup and archival purposes.

Except as expressly provided herein, LICENSEE may not do any of the following:

a) Copy, translate, port, modify, or make Derivative Works of the Class A Programs;

b) Electronically transmit the Class A Programs from one computer to another or over a network, including the Internet;

c)  Assign this license without iTOOL.com's prior written approval;

d) Rent, sell, assign, lease, sublicense, or otherwise transfer the Class A Programs or use them in any manner not expressly authorized by this Agreement; and

e) Derive or attempt to derive the Source Code, source files, or structure of all or any portion of the Class A Programs by reverse engineering, disassembly, decompilation, or any other means;

f)  Provide a copy of the Class A Programs to any End-User.

2.2 Intellectual Propertv Protection. The Class A Programs contain material that is protected by United State copyright law and trade secret law, and by international treaty, provisions. All rights not expressly granted to LICENSEE under this Agreement are expressly reserved by iTOOL.com. LICENSEE may not remove or modify any proprietary notice of iTOOL.com from any copy of the Class A Programs.

2.3 Ownership. All copyrights, patents, patent rights, trade secrets, trademarks, service marks, tradenames, moral rights and other intellectual property and proprietary rights in the Class A Programs are and shall remain the sole and exclusive property of iTOOL.com. LICENSEE agrees that it will not claim or assert title to the Class A Programs or attempt to transfer any title to End-Users or any third parties.

3.  Class B Programs License Agreements.

LICENSEE shall obtain at its own expense appropriate Third Party License Agreements to use the Class B Programs in connection with the System and to provide for the use of such programs to End-Users who have duly executed an End-User License Agreement and Acceptable Use Policy.

4.  Computer Equipment.

LICENSEE shall obtain at its own expense computer and telecommunications hardware sufficient to satisfy the minimum Computer Equipment requirements set forth in Exhibit C (System Hardware Specifications) for operation of the System. Maintenance for the Computer Equipment is available through the respective vendor(s)/manufacturer(s) of such equipment. LICENSEE shall be responsible for negotiating and entering into any such vendor maintenance agreements.

 5.     Temporary Hosting Services.

LICENSEE may take delivery of the System at any time within twelve (12) months of the Effective Date. Prior to delivery, iTOOL.com will provide hosting services at no additional charge for LICENSEE's End-Users ("Hosting Services"). After delivery, iTOOL.com will provide reasonable assistance in transitioning the End-User accounts to LICENSEE's facility. The Hosting Services shall not commence until issuance and sale of the, LICENSEE stock has been completed pursuant to Exhibit "E. " iTOOL. com shall have no obligation or responsibility to continue to provide Hosting Services beyond twelve (12) monthly from the Effective Date.

6.     "Powered by iTOOL.com" Logo.

At all times during the Term, LICENSEE shall maintain a "Powered by iTOOL.com" logo (to be provided by iTOOL.com) on each LICENSEE (or LICENSEE reseller) branded Web page from which an End-User can purchase LICENSEE's Products.
Such logo shall be displayed in a size not less than a "download I.E. 5.0 now" button. LICENSEE shall include the iTOOL.com logo in all print marketing, branding, and advertising campaigns regarding LICENSEE's Products.

7.     Fees/Payment.

LICENSEE shall pay the License Fees, Monthly License (End-User) Fees, Installation Fees, and Maintenance and Support Fees set forth in Exhibit E (Pricing/Payment Terms). LICENSEE shall reimburse iTOOL.com for all reasonable travel, living, telecommunication charges, and all other out-of-pocket expenses incurred by iTOOL.com in connection with the installation of the System, training, and in rendering any other services under this Agreement. Payments are due when indicated. Payments not made when due shall be subject to late charges equal to the lesser of (i) one and one-half percent (1.5%) per month of the overdue amount or (ii) the maximum amount permitted under applicable law.

8.  Reports and Audits.

8.1    Reports.

Within thirty (30) days following the end of each calendar quarter, LICENSEE shall provide a written report to iTOOL.com detailing all revenue received from End-Users for use of the System.

8.2   Audits.

During the Term, LICENSEE shall keep accurate books of account and records covering all transactions relating to this Agreement (including, but not limited to, revenue charged by LICENSEE to End-Users for use of the System or portion thereof). iTOOL.com and its authorized representatives shall have the right, at all reasonable hours of the day and upon reasonable prior notice to LICENSEE examine such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties, if they are involved in activities which relate to this Agreement) relating to this Agreement. iTOOL.com shall have free and full access for such purposes and for the purpose of making extracts and copies, Should an audit by iTOOL.com establish a deficiency of more than five percent (5 %) between the amount found to be due and the amount actually paid or reported, iTOOL.com's actual out-of-pocket costs of the audit will be paid by LICENSEE together with the amount of the deficiency, plus interest at the rate of one and one-half percent (1 1/2 %) per month from the date such amount became due until the date of payment, plus a penalty of three (3) times amount of the deficiency. LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least three (3) years after the termination of this Agreement. LICENSEE acknowledges and agrees that the penalty set forth herein is reasonable under the circumstances existing as of the date this Agreement is entered into. iTOOL.com reserves the right to audit and review, either electronically (with or without notice) or through a review of LICENSEE records, LICENSEE compliance with this Agreement and LICENSEE accounts.

9.1 Non-Disclosure and Non-Use. The parties agree, both during the Term of this Agreement and for a period of ten (10) years after termination of this Agreement to hold each other's Proprietary or Confidential Information in strict confidence. The parties agree not to make each other's Proprietary or Confidential Information available in any form to any third party or to use each other's Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Without limitation on Section 9.3 (Equitable Relief), each party agrees to take all reasonable steps to ensure that Proprietary or Confidential Information of either party is not disclosed or distributed by its employees, agents or consultants in violation of the provisions of this Agreement, and LICENSEE also agrees to take all such steps with respect to any End-Users.

9.2 Employees. Each party shall ensure that its employees, agents, and consultants, and in the case of LICENSEE granting access to the System to End-Users, its End-Users, shall be permitted access to the other party's Proprietary or Confidential Information only on a need-to-know basis and are instructed regarding, and agree in writing to act in accordance with, the obligations of non-disclosure and non-use imposed by this Agreement. In particular, LICENSEE shall ensure that each of its End-Users has executed the End-User License Agreement, attached as Exhibit D (End-User License Agreement and Acceptable Use Policy), before being granted access to the System and/or Programs. LICENSEE shall not solicit or hire any personnel of iTOOL.com during the Term, or for a period of one (1) year following Termination (Section 22 (Term and Termination)), without the express written consent of iTOOL.com.

9.3 Equitable Relief. Each party acknowledges that any use or disclosure of' the other party's Proprietary or Confidential Information other than as specifically provided for in this Agreement and other written agreements between iTOOL.com and LICENSEE may result in irreparable injury and damage to the non-using or non-disclosing party. Accordingly, each party hereby agrees that, in the event of use or disclosure by the other party other than as specifically provided for in this Agreement and in other written agreements between the parties, the non-using or non-disclosing party may be entitled to equitable relief as granted by any appropriate judicial body.

10.     Expenses.

It is expressly understood and agreed that iTOOL.com is under no obligation or requirement to reimburse LICENSEE for any expenses or costs incurred by LICENSEE in the performance of its responsibilities under this Agreement. Any costs or expenses incurred by LICENSEE shall be at LICENSEE's sole risk and upon its independent business judgment that such costs and expenses are appropriate.

11.     Maintenance.

The parties' respective and sole obligations regarding maintenance and support are set forth in Exhibit G (Maintenance and Support Obligations). LICENSEE's sole remedy for iTOOL.com's breach of its Maintenance and Support Obligations is set forth in Section 16 (Exclusive Remedy).

12.    Training.

At no additional charge to LICENSEE, iTOOL.com shall provide Licensee's employees with a maximum of one (1) day (8 hours per day) of training regarding the operation of the Class A Programs. Such training shall be conducted at mutually agreeable times at a facility designated by iTOOL.com. Additional training may be obtained from iTOOL.com at its then current rates.

13.    Security Interest.

LICENSEE hereby grants iTOOL.com, and iTOOL.com hereby reserves, a security interest in and to all license rights in the Class A Programs and the System, including any Enhancements, delivered to LICENSEE under this Agreement from time to time, as securi.ty for the payment and performance by LICENSEE of all its obligations and liabilities to iTOOL.com under this Agreement. LICENSEE agrees to assist and cooperate fully with iTOOL.com in the perfection and enforcement of such security interest.

14.    LICENSEE Exemption Certiflcation.

LICENSEE hereby certifies that it either holds or will acquire prior to offering for resale a valid LICENSEE Exemption Certificate issued by each taxing jurisdiction or entity in the Marketing Territory where such certificate is required as a condition for the avoidance of applicable sales or use taxes, covering any Computer Equipment to be resold and any Programs to be licensed under this Agreement. Prior to any shipment of LICENSEE Products under this Agreement, LICENSEE will provide iTOOL.com with a copy of each such certificate, thereby entitling LICENSEE to be treated by iTOOL.com as exempt from collection of tax on such LICENSEE Products in each jurisdiction or entity from which a certificate is obtained. LICENSEE shall promptly notify iTOOL.com of any additions, deletions, or changes to such certificates. LICENSEE shall indemnify and hold harmless iTOOL.com from and against any taxes, duties, tariffs, or other assessments levied by or on behalf of any taxing jurisdiction or entity that fails to issue, or disputes the validity or coverage of, any such exemption certificates.

15.   Limited Warranty.

During the period for which LICENSEE obtains Maintenance and Support services from iTOOL.com, iTOOL.com warrants that the Class A Programs shall perform in all material respects with the then current Documentation, provided, however, that the Class A Programs are operated on the Computer Equipment and not subject to misuse by LICENSEE or any End-User.

16.    Exclusive Remedy.

The exclusive remedy of LICENSEE and of any End-User against iTOOL.com for breach of any of the foregoing warranties or any other provision of the this Agreement, including, but not limited to iTOOL.com's Maintenance and Support Obligations, shall be to seek repair or replacement of the affected Class A Programs, and, if such repair or replacement is not effected after reasonable notice and opportunity for remedial action by iTOOL.com, to obtain a refund of any sales price or royalty fee paid to iTOOL.com for the affected Class A Programs. Such repayment shall not exceed an amount equal to the total Royalty Fees paid by LICENSEE to iTOOL.com, in accordance with Exhibit E (Pricing/Payment Terms), in the thirty (30) days immediately preceding the breach.

17.  Disclaimer of Warranties.

17.1   Class A Programs and The System.

EXCEPT AS PROVIDED IN SECTION 15 (LIMITED WARRANTY), THE CLASS A PROGRAMS, THE SYSTEM, AND HOSTING SERVICES ARE PROVIDED TO LICENSEE AND THE END-USERS "AS IS," WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND. ITOOL.COM EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND TITLE/NON-INFRINGEMENT. ITOOL.COM DOES NOT WARRANT THAT THE CLASS A PROGRAMS, THE SYSTEM, OR THE HOSTING SERVICES WILL MEET LICENSEE'S REQUIREMENTS OR THOSE OF ITS END-USERS OR THAT THE OPERATION OF THE CLASS A PROGRAMS AND THE SYSTEM WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE CLASS A PROGRAMS AND THE SYSTEM WILL BE CORRECTED. ITOOL.COM DOES NOT WARRANT OR MAKE ANY REPRESENTATION REGARDING THE USE OR THE RESULTS OF THE USE OF THE CLASS A PROGRAMS OR THE SYSTEM OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, QUALITY, RELIABILITY, APPROPRIATENESS FOR A PARTICULAR TASK OR APPLICATION, OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ITOOL.COM OR iTOOL.com's AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY.

17.2 All other Software and Hardware.

ITOOL.COM MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED WITH REGARD TO THE CLASS B SOFTWARE, COMPUTER EQUIPMENT, OR ANY OTHER SOFTWARE OR COMPUTER HARDWARE OBTAINED FROM THIRD PARTIES (COLLECTIVELY, THE "THIRD PARTY ITEMS"). ITOOL.COM EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE THIRD PARTY ITEMS. LICENSEE AND THE END-USERS SHOULD CONSULT THE RESPECTIVE VENDORS/-MANUFACTURERS OF THE THIRD PARTY ITEMS FOR WARRANTY AND PERFORMANCE INFORMATION. NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED AS A WARRANTY, EITHER EXPRESS OR IMPLIED, BY ITOOL.COM THAT WOULD EXPAND IN ANY WAY A VENDOR/MANUFACTURER'S STANDARD END-USER WARRANTY.

18.    Limitation of Liability.

IN NO EVENT SHALL ITOOL.COM BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF GOODWILL OR BUSINESS REPUTATION, BUSINESS INTERRUPTION, LOSS OF DATA, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT, OR FOR ANY CLAIM BY ANY THIRD PARTY (INCLUDING FOR INTELLECTUAL PROPERTY INFRINGEMENT), EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF ITOOL.COM TO LICENSEE FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE) SHALL NOT EXCEED THE AMOUNTS SET FORTH IN SECTION 16 (EXCLUSIVE REMEDY).

19.     Limitation of Actions.

No action arising or resulting from this Agreement, regardless of its form, may be brought by LICENSEE or any End-User more than one year after delivery of the affected products or programs by iTOOL.com to LICENSEE.

20.  Indemnification.

20.1 iTOOL.com's Indemnification. At iTOOL.com's expense as described herein, iTOOL.com agrees to defend, indemnify, and hold harmless LICENSEE, and LICENSEE's officers, employees, and authorized successors in interest from and against any claim, action, proceeding, liability, loss, damage, cost, or expense, including, without limitation, attorneys' fees as provided herein, arising out of any claim that LICENSEE's permitted use under this Agreement of the Class A Programs infringes upon or otherwise violates any copyright, trade secret, trademark, or service mark of a third party (collectively, "Infringement Claim(s)") by paying all amounts that a court finally awards or that iTOOL.com. agrees to in settlement of such Infringement Claim(s) as well as any and all iTOOL.com authorized expenses or charges arising from such Infringement Claim(s) (including attorneys fees) as they are incurred by LICENSEE or any other party indemnified under this Section. LICENSEE agrees that, if its use of the Class A Programs, or any part thereof becomes, or in iTOOL.com's opinion is likely to become, the subject of an Infringement Claim(s), LICENSEE will permit iTOOL.com either to procure the right for LICENSEE to continue to use the Class A Programs, or part thereof, or to replace or modify the Class A Programs, or part thereof, with another item of comparable quality and performance capabilities to become non-infringing. If neither of such alternatives is reasonably possible, the infringing items sball be returned to iTOOL.com and iTOOL.com's sole liability to LICENSEE shall be to refund the amounts paid therefor by LICENSEE from the time such infringement was identified. Notwithstanding the foregoing, iTOOL.com assumes no liability or indemnity obligation for Infringement Claim(s) arising from
(i) use of the Class A Programs in combination with noniTOOL.com approved third party products, including hardware and software, (ii) modifications or maintenance of the Class A Programs by a party other than iTOOL.com, (iii) misuse of the Class A Programs, and (iv) failure of LICENSEE to implement any updates, Maintenance Modifications, or Enhancements to the Class A Programs, if the Infringement Claim(s) would have been avoided by the use of the updates, Maintenance Modifications, or Enhancements.

20.2 LICENSEE's Indemnification. At LICENSEE's expense as described herein, LICENSEE agrees to defend, indemnify, and hold harmless iTOOL.com, and iTOOL.com's officers, employees, and authorized successors in interest from and against any claim, action, proceeding, liability, loss, damage, cost, or expense, including, without limitation, attorneys' fees as provided herein, arising out of any claim that (i) LICENSEE Products infringe upon or otherwise violate any copyright, trade secret, trademark, or service: mark of a third party, or (ii) representations or warranties made by LICENSEE to End-Users that have not been approved in writing by iTOOL.com, (iii) LICENSEE's use of the Class A Programs in excess of the rights conferred in this Agreement (collectively, "Indemnity Claim(s)") by paying all amounts that a court finally awards or that LICENSEE agrees to in settlement of such Indemnity Claim(s) as well as any and all LICENSEE authorized expenses or charges arising from such Indemnity Claim(s) (including attorneys fees) as they are incurred by iTOOL.com or any other party indemnified under this Section.

20.3 Indemnity Obligations, To qualify for such indemnity and defense under this Section, the party seeking indemnity must: (i) give the other party prompt written notice of the potential liability or claim; and (ii) allow the other party to control, and fully cooperate with the other party in, the defense and all related negotiations.

21.  LICENSEE Warranties.

21.1 Authority. LICENSEE represents and warrants that it is a duly formed corporation, organized and existing under the laws of the State of Florida and that it has full power and authority to enter into this Agreement.

21.2 Stock. LICENSEE represents and warrants that all of the outstanding shares of stock to be issued pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly authorized, validly issued, fully paid and non-assessable. LICENSEE further represents and warrants that the offer and sale of the shares of stock to be issued pursuant to this Agreement are exempt from the qualification requirements of the Arizona state securities laws, and the rules thereunder, and the registration and/or qualification requirements of all other applicable state and federal securities laws.

22.  Termination and Termination.

22.1 Term. This Agreement will commence on the Effective Date and continue in force for one (1) year, unless earlier terminated as provided herein. The Agreement will be automatically renewed for successive one (1) year terms unless either party, in its discretion, notifies the other party in writing to the contrary within at least thirty (30) days prior to the expiration of the current term. The initial one (1) year term and all subsequent renewal terms, if any, shall be referred to herein as the "Term. "

22.2  Termination.  This Agreement shall terminate:

(a) On the thirtieth (30th) day after either party gives the other notice of' a material breach by the other of any term or condition of this Agreement, unless the breach is cured before that day. A failure by LICENSEE to pay any fees or royalties when due under this Agreement shall constitute a material breach of its obligations. In the event of a LICENSEE breach of Section 2 (License Grant) or Section 9 (Confidentiality Of Information: Protection And Security), iTOOL.com may terminate this Agreement immediately iTOOL.com's

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right to terminate the Agreement as provided herein shall include the activation of any disabling mechanisms in the System.

(b) Upon notice by either party, immediately, if (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes a general assignment for the benefit of its creditors; or (iii) any proceedings (whether voluntary or involuntary) are commenced against the other party under any bankruptcy or similar law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof.

22.3  Post-Termination.  From and after termination:

(a) All past due sums owed to iTOOL.com by LICENSEE, including royalties and other fees, shall become immediately due and payable upon the effective date of termination.

(b)  In the event that LICENSEE becomes insolvent or otherwise as outlined in
Section 22.2 of this Agreement, all LICENSEE created End-User accounts shall default to iTOOL.com for receipt of payment, maintenance, etc. and iTOOL.com shall have no further obligation to LICENSEE.

(c) Upon notification of termination, LICENSEE shall destroy or return to iTOOL.com all copies of the Class A Programs and to certify in writing that all known copies, including backup copies, have been destroyed.

(d) Upon notification of termination, LICENSEE shall have no further right to use the Class A Programs.

23.     Limitation of Representations and Use of Name by LICENSEE.

LICENSEE shall make no representations concerning iTOOL.com, the System, or any Programs, including any Maintenance modifications or Enhancements, except as set forth in the printed documentation furnished to LICENSEE by iTOOL.com. LICENSEE shall not reproduce, reference, distribute, or utilize any trade name or trademark of iTOOL.com, except solely for purposes of identifying iTOOL.com's products and programs, without the prior written approval of iTOOL.com.

LICENSEE shall submit to iTOOL.com for approval, prior to use, distribution, or disclosure, any advertising, promotion, or publicity in which the trade name or trademarks of the iTOOL.com are used, or which is otherwise undertaken pursuant to this Agreement. iTOOL.com shall have the right to require, at its discretion, the correction or deletion of any misleading, false, or objectionable material from any such advertising, promotion, or publicity.

24.     Independent Contractor Status.

LICENSEE is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto with the sole exception that LICENSEE acts as a licensing agent of iTOOL.com with respect to Class A Programs as provided herein. LICENSEE shall have no authority to enter into agreements of any kind on behalf of iTOOL.com, other than the presentation to customers of the End-User License Agreement and Acceptable Use Policy that protect the intellectual property rights of Class A and Class B Programs, in strict accordance with the terms of this Agreement, and shall have no further power or authority to bind or obligate iTOOL.com in any manner to any End-User or other third party.

25.    Compliance With Law.

LICENSEE shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

26.  Export Restrictions.

LICENSEE agrees that it will not ship, transmit, or otherwise distribute the Class A Programs or any Derivative Work based on the Class A Programs to another country in violation of any export controls imposed by U.S. laws or regulations, including, but not limited to, laws and regulations governing the export of encryption technology.

27.  Assignment.

27.1 Assignment by LICENSEE. LICENSEE represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign its rights or obligations under this Agreement without the prior written consent of iTOOL.com. LICENSEE acknowledges that any attempt to assign this Agreement without such consent from iTOOL.com will be void.

27.2 Assignment by iTOOL.com. iTOOL.com may assign its rights to payments from LICENSEE, and/or any contracted third party of LICENSEE, to any third party. iTOOL.com may assign this Agreement to any entity acquiring or merging with iTOOL.com, or to whom iTOOL.com transfers all or substantially all of its ITOOL product assets, or to any entity that iTOOL.com executes a contract with that provides for such an assignment.

28.    Arbitration.

Except as provided below, any controversy or claim arising out of or relating to this Agreement, including, without limitation, the interpretation or breach thereof, shall be submitted to a panel of three (3) arbitrators in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such panel shall include only those persons with experience in the areas of information technology and software. Each party shall choose one (1) arbitrator, and the third arbitrator shall be chosen by the two (2) arbitrators selected by the parties. The award of the arbitrators shall be made in writing, with findings of fact and conclusions of law. The written decision shall be final, binding, and convertible to a court judgment in any appropriate jurisdiction. Notwithstanding the foregoing, this Section shall not preclude either party from seeking temporary, provisional, or injunctive relief from any court.

29.    Attorneys Fees and Costs.

In any action/arbitration brought under this Agreement, the prevailing party shall be entitled to recover its actual costs and attorneys' fees and all other litigation costs, including expert witness fees, and all actual attorneys' fees and costs incurred in connection with the enforcement of a judgment arising from any action or proceeding.

30.   Notices.

All notices, demands or consents given under this Agreement will be in writing and will be deemed given when delivered personally, or twelve (12) days after deposit in the mail (certified or registered mail), or four (4) days after being sent by courier, to the receiving party at the address stated on page one of this Agreement or at such other address given by either party to the other in writing.

31.   Choice of Law/Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement. LICENSEE agrees that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state or federal (if permitted by law and a party elects to file an action in federal court) courts located in Maricopa County, Arizona. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

32.     Survival.

Sections 2, 7, 9, 15, 16, 17, 18, 20, 28, 29, and 31 shall survive termination of this Agreement.

33.     No Waiver.

Neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of' this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

34.    Force Majeure.

Except for the payment of money as described in Section 7 and Exhibit E (Pricing/Payment Terms) of this Agreement, neither party will be liable for any failure or delay in performance under this Agreement which is due to any event beyond the reasonable control of such party, including without limitation, fire, explosion, unavailability of utilities or raw materials, unavailability of components, telecommunications failures, Internet slowdowns or failures, labor difficulties, war, riot, act of God, export control regulation, laws, judgment or government instructions.

35.    Severability.

If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

36.    No Conflict of Interest.

LICENSEE represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreements, nor will it enter into any other agreements, that would render it incapable of satisfactorily performing its obligations hereunder, or place it in a position of conflict of interest, or be inconsistent or in conflict with its obligations hereunder.

37.    Agreement Drafted by Both Parties.

This Agreement is the result of arm's length negotiations between the parties and shall be construed to have been drafted by all parties such that any ambiguities in this Agreement shall not be construed against either party.

38.    Entire Agreement.

Each of the parties hereto acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive state of agreement and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto. Only a writing that refers to this Agreement and is signed by both parties may amend this Agreement.

39.    Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of' which will be deemed an original, but all of which together will constitute the same Agreement.

40.    Exhibit List.

The following Exhibits shall be attached to this Agreement:

Exhibit A  The iTOOL System

Exhibit B  System Class A and Class B Programs

Exhibit C  System Hardware Specifications

Exhibit D  End-User License Agreement and Acceptable Use Policy

Exhibit E  Pricing/Payment Terms

Exhibit F  Site

Exhibit G  Maintenance and Support Obligations

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives as set forth below:


iTOOL.com, Inc.                          LICENSEE:

/s/                                      /s/
By:                                      By:

Title:                                   Title:

6900 E. Camelback Rd. Suite 750          Address:
Scottsdale, AZ 85251


Date:_________________
Date:_________________

Exhibit A

THE ITOOL SYSTEM


The ITOOL System includes the following features:

   e-commerce capabilities
   site management tools
   site development tools
   IEDIT (the WYSIWYG browser-based web editor)
   SQL database access
   Database management tools
   Site creation and database creation wizards
   E-mail management
   Domain name tools
   Automated web hosting solution
   Automated billing and invoices
   Automated server management
   Automated DNS management
   Automated customer service
   Automated collections
   Sales and account creation tracking
   Template and site design management (database driven)

Exhibit B


SYSTEM CLASS A AND CLASS B PROGRAMS


Class A Programs of the System include:

   ITOOL Version 2.0 and Version 3.0 (when released) iEdit iTOOL Monitor RT

Class B Programs include:

   Microsoft Windows NT 4.0
   Microsoft SQL Server 6.5
   Cold Fusion Application Server 3.1 or Higher
   Netscape Messaging Server (With Directory Server)
   Media House Statistics Server 4.0
   RealMedia Server
   Additional image library licenses and other licenses of the LICENSEE's choosing.

Exhibit C

SYSTEM HARDWARE SPECIFICATIONS


Recommended Hardware Specifications:
Minimum requirement for up to 2,000 accounts.

Master Server Cluster:

  1.  Dedicated Master ITOOL Server
      Recommended Add 1 Round Robin Master Server Per New Zone
  2.  Dedicated DNS Server
  3.  Dedicated Database Server
  4.  Dedicated Commerce Server
              *       Recommended Add I Round Robin Commerce Server Per New
Zone

  Webzone Server Cluster:

  1.    1 Dedicated POP Server
  2.    1 Dedicated LICENSEE Database Server
  3.    Dedicated LICENSEE Web Server
        1 Server Per 1,000-2,000 Accounts
        Up to 5 Web Servers Per Zone

Exhibit D

END-USER LICENSE AGREEMENT AND ACCEPTABLE USE POLICY


  PLEASE READ THIS AGREEMENT AND POLICY CAREFULLY BEFORE USING ANY OF THE SERVICES DESCRIBED BELOW. BY USING THE SERVICES YOU ARE ACKNOWLEDGING THAT YOU HAVE READ AND UNDERSTAND THIS AGREEMENT AND POLICY AND THAT YOU AGREE TO BE BOUND BY THEIR TERMS. IF YOU DO NOT AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT AND POLICY, PROMPTLY EXIT THIS PAGE WITHOUT ACCESSING OR USING ANY OF THE SERVICES.

1. The Service: (LICENSEE')s service (the "Service") provides the tools for you to develop, a web site. The specific features of the Service depend on the level of Service you select. You are responsible for providing and maintaining all computer equipment and software and telecommunications services necessary to access the Service. As provided in Section (LICENSEE) currently intends to make the Service available 24 hours per day, seven days per week, but (LICENSEE) may in its discretion and without notice limit the availability of the Service for maintenance or other necessary activities. (LICENSEE) makes no representation or warranty that the Service will be uninterrupted. Subject to the terms of this Agreement, you are granted a non-exclusive license to use the Service to develop your web site. Nothing in this Agreement grants or transfers to you any ownership rights in the service, including the software and other intellectual property rights related thereto.

2. Payment: For access to and use of the Service, you agree to pay the amounts set forth in the Fee Schedule with (LICENSEE) for the level of Service you select. The Basic Subscription Fee will be charged whether you use the Service or not. You are responsible for any taxes, including personal property taxes or sales taxes, resulting from your use of the Service. All past due amounts will bear interest at the rate of 1 % per month or the maximum amount permissible by law until paid in full. You agree to pay all attorney and collection fees arising from efforts to collect any past due amounts from you.

3. Customer's Responsibilities: You agree to comply with the Acceptable Use Policy attached to this Agreement and all applicable laws and regulations, including, but not limited to, those related to pornography, obscenity, copyright, trademark, other intellectual property rights, data privacy, international communications, import and export regulations and tax laws and regulations. Otherwise, you are solely responsible for any content contained on your Web site. You may not resell, re-market, or otherwise redistribute the Service or any portion thereof or offer services to others for the creation of Web sites using the Service without written permission of (LICENSEE). You agree to notify (LICENSEE) promptly if you suspect unauthorized use of your (LICENSEE) account. Until you notify (LICENSEE), you remain solely responsible for such unauthorized use and any damages that may result there from. You further agree to notify (LICENSEE) immediately in the event you become subject to any lawful order or process that would prohibit or limit your use of the Service.

4. Termination: (LICENSEE) may at any time and without advance notice modify or restrict your use of the Service if (LICENSEE) determines in its sole discretion that your use of the Service violates the Acceptable Use Policy, any laws or regulations, any intellectual property rights of (LICENSEE) or a third party, or any export or import regulations, is disruptive or causes a malfunction of the Service. If you do not correct the violation within ten days thereafter, (LICENSEE) may terminate this Agreement. (LICENSEE) may terminate this Agreement on ten days notice for any other breach of this Agreement if you fail to cure the breach within the ten-day period. (LICENSEE) may otherwise terminate this Agreement for any reason or no reason on thirty days notice and refund to you any prepaid fees.

5. Rights and Duties Upon Termination: Upon termination of this Agreement, all rights to the Service terminate immediately. You remain liable for the full monthly charge for the month during which your Service is suspended or terminated and for any usage-based fees. If this Agreement is terminated by (LICENSEE), you agree not to re-register for or otherwise access the Service without (LICENSEE)'s prior written approval. (LICENSEE) may delete any data files associated with your use of the Service upon termination of this Agreement.

6. Web Site Availability: Your Web site will be accessible to third parties via the World Wide Web portion of the Internet twenty-four (24) hours a day, seven (7) days a week, except for scheduled maintenance and required repairs, and except for any loss or interruption of hosting services due to causes beyond the control of (LICENSEE) or which are not reasonably foreseeable by (LICENSEE), including, but not limited to, interruption or failure of teleconununication or digital transmission links and Internet slow-downs or failures.

7. Disclaimer of Warranties: THE SERVICE IS PROVIDED AS-IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND. (LICENSEE) EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND TITLE/NON-INFRINGEMENT. (LICENSEE) DOES NOT WARRANT THAT THE SERVICES WILL MEET YOUR REQUIREMENTS OR THAT THE OPERATION OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. OR THAT DEFECTS IN THE SERVICES WILL BE CORRECTED. (LICENSEE) DOES NOT WARRANT OR MAKE ANY REPRESENTATION REGARDING THE USE OR THE RESULTS OF THE USE OF THE SERVICES OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, QUALITY, RELIABILITY, APPROPRIATENESS FOR A PARTICULAR TASK OR APPLICATION, OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY (LICENSEE) OR (LICENSEE)'S AUTHORIZED
REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY   INCREASE THE SCOPE OF
THIS WARRANTY. YOU ARE ENTIRELY RESPONSIBLE FOR AND ASSUME ALL RISK FOR USE OF THE SERVICE. YOU SHOULD NOT USE THE SERVICE IN HIGH-RISK ACTIVITIES WHERE SUBSTANTIAL DAMAGE COULD RESULT IF AN ERROR OCCURRED. (LICENSEE) DOES NOT WARRANT OR REPRESENT THAT ITS SECURITY PROCEDURES WILL PREVENT THE LOSS OF OR IMPROPER ACCESS TO YOUI' DATA. (LICENSEE) IS NOT RESPONSIBLE FOR TRANSMISSION ERRORS OR CORRUPTION OR SECURITY OF INFORMATION CARRIED OVER TELECOMMUNICATION LINES.

8. Limitation of Liability: IN NO EVENT SHALL (LICENSEE) BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF GOODWILL OR BUSINESS REPUTATION, BUSINESS INTERRUPTION, LOSS OF DATA, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT OR THE SERVICES, OR FOR ANY CLAIM BY ANY THIRD PARTY (INCLUDING FOR INTELLECTUAL PROPERTY INFRINGEMENT), EVEN IF (LICENSEE) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF (LICENSEE") TO YOU FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE) SHALL NOT EXCEED THE TOTAL FEES PAID BY YOU TO (LICENSEE) IN THE THREE MONTHS PRIOR TO THE EVENT CAUSING LIABILITY.

9. Exclusive Remedy. Your sole right and exclusive remedy for breach of this Agreement by (LICENSEE) if you are dissatisfied for any reason with the Service is to terminate this Agreement as provided herein.

10. Indemnity: You shall indemnify and hold (LICENSEE) harmless against any and all liabilities, losses, damages, judgments, claims, causes of action, and costs (including attorneys fees and disbursements) which (LICENSEE) may hereafter incur, suffer, or be required to pay, defend, settle (subject to any limitations set forth in this Agreement), or satisfy as a result of your use of the Service, including the content of your Web site or any information contained therein. To qualify for such defense and payment, (LICENSEE) must:
(i) provide you with prompt written notice of a potential third party claim; and (ii) allow you to control, and fully cooperate with you in, the defense and all related negotiations.

11. Choice of Law and Venue: This Agreement and Acceptable Use Policy shall be governed by the law of Arizona. You agree that all actions or proceedings arising in connection with this Agreement or Acceptable Use Policy shall be tried and litigated exclusively in the state or federal (if permitted by law and a pary elects to file an action in federal court) courts located in Maricopa County, Arizona. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement or Acceptable Use Policy in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

12. Arbitration. Except as provided below, any controversy or claim arising out of or relating to this Agreement or Acceptable Use Policy, including, without limitation, the interpretation or breach thereof, shall be submitted to a panel of three (3) arbitrators in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.
Such panel shall include only those persons with experience in the areas of information technology and software. Each party shall choose one (1) arbitrator, and the third arbitrator shall be chosen by the two (2) arbitrators selected by the parties. The award of the arbitrators shall be made in writing, with findings of fact and conclusions of law. The written decision shall be final, binding, and convertible to a court judgment in any appropriate jurisdiction. Notwithstanding the foregoing, this Section shall not preclude either party from seeking temporary, provisional, or injunctive relief from any court. In any action/arbitration brought under this Agreement, the prevailing party shall be entitled to recover its actual costs and attorneys' fees and all other litigation costs, including expert witness fees, and all actual attorneys' fees and costs incurred in connection with the enforcement of a judgment arising from any action or proceeding.

13. Modifications. (LICENSEE) may revise in its sole discretion this Agreement and Acceptable Use Policy, without prior notice. Any such changes shall be posted by (LICENSEE) on its Web site (www.iTOOLs.com). You shall be responsible for periodically reviewing the online (LICENSEE) Hosting Agreement and Acceptable Use Policy to apprise yourself of any changes thereto.

14. General Terms: Except as provided in this Agreement, any changes to this Agreement must be in writing and signed by (LICENSEE) and you. Your rights and obligations under this Agreement may not be assigned or transferred without written permission of (LICENSEE). If any provision of this Agreement is determined to be invalid, all other provisions will remain in force. Notice or other communication between you and (LICENSEE) may be given by conventional first-class mail or by e-mail. An electronic communication appearing to be from the e-mail address you supply to (LICENSEE) establishes you as its originator and has the same effect as a document with your written signature on it. iTOOL.com shall be a third party beneficiary of your obligations under this Agreement.

ACCEPTABLE USE POLICY


(LICENSEE) reserves the right in its sole discretion to remove any content for any reason, including but not limited to, your violation of any laws or the terms and conditions of' the Agreement for (LICENSEE) Service or this Acceptable Use Policy. The Acceptable Use Policy below describes certain actions relating to the content and operation of your Web site which (LICENSEE) considers to be inappropriate and thus prohibited. The examples identify in this list are in addition to the content identified in the Agreement and are provided solely for your guidance. If you are unsure whether any contemplated use or action is permitted, please contact (LICENSEE). (LICENSEE)'s right to remove inappropriate content under this Policy, shall not place an obligation on (LICENSEE) to monitor or exert editorial control over your Web site.

Actions which (LICENSEE) considers inappropriate and grounds for removal of offending material or termination of Service include, but are not limited to, the following:

      Using the Service to sell any products or services that are unlawful in the location at which the content is posted or received or the products or services delivered;

     Using the Service to post any content that is obscene, lewd, lascivious, pornographic, contains nudity or sexual acts, filthy, excessively violent, harassing, or otherwise objectionable;

      Using the Service to post any content that advocates, promotes or otherwise encourages violence against any governments, organizations, groups or individuals or which provides instruction, information or assistance in causing or carrying out such violence;

     Using the Service to post any content that holds (LICENSEE) (including its affiliates), employees or shareholders up to public scorn or ridicule or would in. anyway damage or impair (LICENSEE)'s reputation or goodwill;

     Using the Service to post any content that violates any copyrights, patents, trademarks, trade secrets, or other intellectual property rights of others;

     Failing to obtain all required permissions when using the Service to receive, upload, download, display, distribute, or execute programs or perform other works protected by intellectual property laws including copyright and patent laws;

     Deleting or altering author attributes, copyright notices, or other copyright management information, unless expressly permitted in writing by the author or owner;

     Using the Service in a tortuous manner, including the posting of libelous, defamatory, scandalous, threatening, harassing or private information without the permission of the person(s) involved, or posting content that is likely to cause emotional distress; or

     Introducing viruses, worms, Trojan horses, or other harmful code on the Internet.

  In operating your Web site, you agree to assume sole responsibility for the following:

    Acquiring any authorization(s) necessary for hypertext links to third party Web sites;

     Using the Web site in a manner consistent with any and all applicable laws and regulations, whether international, national, state, or local;

     The accuracy of information and materials you provide for display on the Web site, including, without limitation, descriptive claims, warranties, guarantees, the nature of your business, and address where your business is located; and

     Insuring your Web site does not contain any content or materials that are obscene, threatening, malicious, or defamatory or which infringe on or violate any applicable law or regulation or any proprietary, contract, moral, privacy, or other third party right, or which otherwise expose Provider to civil or criminal liability.

  (LICENSEE) may revise in its sole discretion this Acceptable Use Policy, without prior notice. Any such changes shall be posted by (LICENSEE) on its Web site (www.ecomecom.com). You shall be responsible for periodically reviewing the online (LICENSEE) End-User Agreement and Acceptable Use Policy to apprise yourself of any changes thereto. You agree to be bound by all such changes. iTOOL.com shall be a third party beneficiary of your obligations under this Agreement.

Exhibit E

PRICING/PAYMENT TERMS



  LICENSEE shall pay iTOOL.com for use of the System by LICENSEE and End-Users. Payment shall be based on the following terms:

1. Initial License Fee. On the Effective Date, LICENSEE shall issue and sell to iTOOL.com eighty thousand (80,000) shares in LICENSEE common stock (ECEC), subject to SEC Rule 144, par value of $0.0001.

2. Annual License Fee. On the Annual Anniversary of the Effective Date, LICENSEE shall pay to iTOOL.com an Annual License Fee, as outlined below, for tile right to receive upgrades, revisions and enhancements to the Class A Programs.

  Enterprise Suite 50                   $ 5,000

3. Monthly License Fee.  LICENSEE shall pay to iTOOL.com a Monthly   End-User
License Fee for each End-User account of LICENSEE based on the following amounts.

   For              For              For

  Standard        Commerce         Commerce

  Accounts        Accounts         Plus Accounts

                                     Enterprise Suite 50                  $
6.25            $12.50               $25.00

        For For For Standard Conunerce Commer Accounts Accounts Plus Account- $ 6.25 $12.50 $25.
  Payment of such Monthly License Fees are due within 30 days ftom the last day of the previous month.

2. Installation Fee. Installation hours are included with the Initial License Fee as set fourth in Exhibit G Maintenance and Support Obligations.
In the event additional professional services are required because of delays caused by LICENSEE or a third party, such fees shall be charged at the rate of $120 per hour.

3. Travel and Other Expenses. The fees set forth in this Exhibit do not include travel, living, telecommunication charges, and all other out-of-pocket expenses incurred by iTOOL.com.

LICENSEE shall reimburse iTOOL.com for all such charges and costs.

Exhibit F

SITE



The physical initial site for the System shall be at iTOOL.com, 6900 East Camelback Road, Suite 750, Scottsdale, Arizona 85251.

Exhibit G

MAINTENANCE AND SUPPORT OBLIGATIONS

1.     iTOOL.com's Support Obligations.

During the Term, iTOOL.com shall provide the following maintenance and support for the Class A Programs:

1.1  iTOOL.com shall provide LICENSEE with any Maintenance

Modifications and Enhancements for the Class A Programs. Notwithstanding the foregoing, LICENSEE shall not be entitled to receive any substantially new or rewritten versions or releases of the Class A Programs beyond ITOOL version
3.0. LICENSEE may purchase such versions or releases at iTOOL.com's then current prices. Professional services fees, if any, for iTOOL.com's assistance in installing and/or implementing any Maintenance Modifications or Enhancements are not included in the yearly support fee set forth in Exhibit
E. Such fees shall be billed by iTOOL.com at its then current rates.

1.2 Provide LICENSEE with telephone and installation support as outlined below. iTOOL.com's telephone support is available Monday through Friday, 9 a.m. to 5 p.m. in iTOOL.com's time zone.


Enterprise Suite 50      Total of 50 Hours per year.

Additional telephone support hours are available to LICENSEE and shall be billed by iTOOL.com at its then current rates. All telephone support calls will be billed at a one-half (1/2)-hour minimum per call.

1.3 iTOOL.com shall not be responsible for providing maintenance and support to LICENSEE's End-Users.

1.4  Onsite support may be obtained from iTOOL.com at its then current rates.

1.5 iTOOL.com shall not be responsible for providing maintenance and support services for items of software and hardware that it does not provide under this Agreement.

1.6 iTOOL.com shall not be responsible for ensuring proper production and storage of daily backup diskettes for the System data.

2.      LICENSEE's Obligations.

LICENSEE shall have the following support responsibilities:

2.1 LICENSEE shall provide iTOOL.com with free and full access to the System for purposes of rendering support, including, where appropriate, dedicated modem access. Any time expended because of delays caused by LICENSEE in providing iTOOL.com with such access to the System will be billed to LICENSEE at iTOOL.com's then current time and material rates.

2.2 LICENSEE is responsible for (1) preparing and maintaining the location of the Computer Equipment and communications facilities in accordance with the specifications of the appropriate iTOOL.com's, (2) securing all required permits, inspections, and licenses, (3) providing adequate personnel to assist iTOOL.com in carrying out its duties under this Agreement, (4) installing any updates, corrections, or Maintenance Modifications to the Licensed Software, and (5) complying with all applicable state and federal laws.

2.3 LICENSEE shall ensure the appropriate LICENSEE personnel have been trained in the operation, support, and management of the System.

2.4 In the event LICENSEE requests support and the problem for which iTOOL.com was called to correct is determined to have been caused by equipment or software not provided by iTOOL.com under this Agreement, LICENSEE shall be billed at iTOOL.com's then current time and material rates for all time and costs incurred in responding to the support request.

2.5 In the event LICENSEE requests support and the problem for which iTOOL.com was called to correct is determined to have been caused by abuse of the System, unauthorized modifications to the System, operators using improper operating procedures, LICENSEE shall be billed at iTOOL.com's then current time and material rates for all time and costs incurred in responding to the support request.

2.6 LICENSEE shall be solely responsible for maintaining all necessary backup and recovery procedures to prevent loss of System data.

2.7 LICENSEE shall implement updates, corrections, and Maintenance Modifications to the System within sixty (60) days of their general availability, unless a delay is mutually agreed upon in writing by the parties.

2.8 LICENSEE shall obtain at LICENSEE's expense all additional equipment, latest level of third party software as designated by iTOOL.com, and professional services required in response to federal and state regulatory change, or relating to updates, correction, and Maintenance Modifications of the System.

2.9 LICENSEE shall be responsible for providing all maintenance and support to its End-Users.